EXHIBIT B
                                 Enershop, Inc.
                        Intercompany Service Transactions
                    For the Quarter Ended September 30, 1996



                  Name                      Type of Service            Amount
-------------------------------------  --------------------------  -------------
Central and South West Services, Inc.  Salaries, and overheads in    $326,027
(Wholly owned subsidiary of            support of Enershop, Inc.
Central and South West Corporation)

Transok, Inc.                          Rent and administrative
                                       support for Houston, Tx
                                       office.                         12,891


CSW Energy, Inc.                       Salaries, and overheads in      18,609
(Wholly owned subsidiary of            support of Enershop, Inc.
Central and South West Corporation)